Exhibit 10.1   Binding Letter Agreement

LETTER AGREEMENT

This Letter Agreement is entered into on this 26th day of November, 2007, for the purpose of confirming the general terms of a legally binding agreement by and among Peabodys Coffee Inc., a Nevada corporation ("PBDY"), and Inca Group Partners, a Nevada Partnership ("IGP"), relating to the acquisition by IGP of a controlling equity interest in Peabodys Coffee Inc..

I
Recitals

A)    Peabodys Coffee is seeking a merger or financing “Transaction” with an investor in order to obtain additional liquidity, pursue its business plan and to maximize shareholder value.

B)    IGP desires to enter into a transaction with Peabodys Coffee (the “Transaction”), and desires to acquire a common stock interest in Peabodys Coffee equal to at least 52% of the outstanding common stock.

C)    By and through this Letter Agreement, Peabodys Coffee and IGP desire to confirm the proposed basic terms of the Transaction that will be set forth in a subsequent, definitive agreement (“Definitive Agreement”) to be entered into between the parties on or before December 15 , 2007, unless such date is extended by mutual agreement of the parties hereto.

II
Basic Terms

1.    Acquisition of Peabodys Coffee Stock . IGP will acquire sixty (60) million shares of common stock from Peabodys Coffee’s treasury in exchange for the sum of Three Hundred Thousand and 00/100 ($300,000.00) Dollars. Upon execution of this Letter Agreement, Peabodys Coffee will issue 60 million Peabodys Coffee Inc. common stock to Inca Group Partners. The purchase shall be paid by promissory note, delivered upon execution hereof, and shall be due and payable not later than sixty (60) days from the date the Peabodys Coffee Inc. common stock is issued. In the event that IGP shall fail to remit payment of its promissory note when due, Peabodys Coffee shall have the sole right to cancel all share certificates issued and to rescind the Transaction in its entirety. In such event, IGP covenants with Peabodys Coffee that it shall immediately return all certificates and shall not assert any claim of ownership. Further terms as mutually agreed upon by the parties shall be set forth in the Definitive Agreement.

2.    Additional Capital . IGP will transfer additional assets to be used by Peabodys Coffee to pay off the balance of the other debt in accordance with the asset stock exchange agreement dated September 17, 2007.

3.    Consulting Agreements .
Tkachuk agrees to stay on as a consultant for a period of no more than one year for compensation to be determined and set forth in the Definitive Agreement.

4.    Major Creditor Understandings . As part of the Transaction, Tkachuk agrees to negotiate in a best efforts all outstanding debt down to a total of $170,000.00 or that which is acceptable to the Inca Group Partners. IGP will negotiate with La Jolla Cove Investors directly for new terms and conditions of their convertible note with the company. These transactions must take place prior to, or simultaneous with the execution of the Definitive Agreement.

5.    Contingency . The consummation of the Transaction shall be contingent upon the negotiation of the Definitive Agreement for the Transaction upon terms which are mutually satisfactory to the parties. The terms of the Transaction are to be negotiated by the parties and will be subject to closing conditions and contingencies to be determined in the sole discretion of IGP, including, without limitation, satisfactory due diligence review by IGP.

6.    Board Consent . Peabodys Coffee represents that its Board of Directors, at a meeting duly held on November 26, 2007, has approved the basic terms of the Transaction contemplated by the parties and has authorized Tkachuk, as its CEO, to enter into the Definitive Agreement upon terms and conditions which are mutually satisfactory to the parties and in the best interests of Peabodys Coffee.

III
Miscellaneous

7.    No Encumbrances . All shares of Peabodys Coffee acquired by IGP hereunder shall be delivered free and clear of any and all encumbrances of any nature whatsoever (other than restrictions on resale pursuant to Rule 144 under the Securities Act of 1933) and shall be validly issued and nonassessable.

8.    Termination . Any party may terminate this Letter of Intent by providing the other party with written notice of such termination to the other parties if the Definitive Agreement for the Transaction between Peabodys Coffee and IGP is not executed on or before 5:00 p.m. (PST) on December 15, 2007.

9.    No Assurances; Binding . This Letter of Intent is contractual and binding upon all parties signatory hereto. Peabodys Coffee agrees with IGP that it will not negotiate with any other parties pertaining to this contemplated Transaction until this transaction is consummated or terminated.

10.    Counterparts . This Letter of Intent is executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a signed counterpart by facsimile transmission shall be deemed an original for all purposes.

11.    Governing Law . This Agreement shall be governed by and construed in accordance with the domestic laws of Nevada, without reference to any choice of law provisions.

12.    Expenses; Disputes . Each of the parties will bear its own costs and expenses (including legal fees) incurred in connection with this Letter Agreement and the consummation of the Transaction contemplated hereby. The prevailing party in any suit or proceeding arising under this Letter Agreement shall be entitled to recover its reasonable costs and expenses, including a reasonable sum as attorneys’ fees.

13.    Good Faith Deposit . IGP shall remit the sum of Five Thousand ($5,000.00) Dollars to Peabodys Coffee as a good faith deposit. The good faith deposit shall be evidenced by a convertible promissory note that will ensure return to IGP in the event the parties are unable to mutually agree upon the terms of the Definitive Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF , the Parties hereto have executed this Letter of Intent by their duly authorized representatives or agents as of the date first above written.

“PEABODYS COFFEE”
Peabodys Coffee Corp.

By: Todd Tkacuk	Date: 11/26/2007
Name: Todd Tkachuk, CEO

“IGP”
.
  Inca Group Partners

By: Howard Behling	Date: 11/26/2007
Name: Howard Behling Managing Partner